Exhibit 99.1

MediBeacon® Transdermal GFR System Nominated for 2026 Prix Galien USA Best Medical Technology

NEW YORK, August 18, 2026 (GLOBE NEWSWIRE) -- INNOVATE CORP.® (NYSE: VATE) (“INNOVATE”) announced today that MediBeacon Inc. (“MediBeacon”), a medical technology company specializing in the advancement of fluorescent tracer agents and their transdermal detection, and an equity method investment of INNOVATE, announced that The Galien Foundation, the premier global institution dedicated to honoring innovators in life sciences, has nominated the MediBeacon® TGFR™ System for the 2026 Prix Galien USA Best Medical Technology. The TGFR™ System is a first-in-kind product for point-of-care kidney function assessment. Winners will be announced at the 20th annual Prix Galien USA Awards Ceremony on October 29, 2026, at the American Museum of Natural History in New York City.

The TGFR™ System is comprised of a Lumitrace® (relmapirazin) injection, the TGFR™ Monitor, and a TGFR™ Reusable Sensor, enabling the assessment of kidney function by measuring the clearance rate of the fluorescent agent as it leaves the body. The result is a transdermal assessment of Glomerular Filtration Rate (tGFR), or kidney function. Earlier this year, the Journal of the American Society of Nephrology (JASN) also recognized a peer-reviewed transdermal GFR assessment article as one of five Editor's Choice articles of 2025.

About The Prix Galien
The Prix Galien is widely regarded as the equivalent of the Nobel Prize in biopharmaceutical research and life sciences. Created in France in 1970 by pharmacist Roland Mehl in honor of Claudius Galenus, the father of pharmacology and experimental physiology, it rewards outstanding achievements in life sciences innovation including new drugs, medical technologies, and digital health solutions that improve the state of human health. For more information, please visit: www.galienfoundation.org/prix-galien-usa.

About INNOVATE
INNOVATE is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,700 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.

About MediBeacon Inc.
MediBeacon is a medical technology company specializing in the advancement of fluorescent tracer agents and their transdermal detection. MediBeacon’s use of proprietary fluorescent tracer agents coupled with transdermal detection technology focuses on providing vital and actionable assessment of organ function. MediBeacon owns over 55 granted U.S. patents and over 275 granted patents worldwide that provide extensive coverage of the MediBeacon® TGFR™ System, including Lumitrace® injection, the sensor and algorithms, as well as other strategic uses of its proprietary pyrazine platform and sensor technology. The TGFR System is approved for human use. Potential technology applications in gastroenterology, ophthalmology, and surgery are in various stages of clinical development. MediBeacon is based in St. Louis, Missouri, with additional operations in Mannheim, Germany. For more information, please visit: www.medibeacon.com.

About Lumitrace® (relmapirazin) injection Relmapirazin is a non-radioactive, non-iodinated, pyrazine-based compound, which has been engineered to be inert, highly fluorescent, and have the clearance properties of a GFR tracer agent in the body. The unique photophysical characteristics of Lumitrace have been designed to enable the collection of fluorescence data via a photodetector sensor placed on the skin. Data collected by the sensor measures the change in the intensity of Lumitrace fluorescence over time and is converted into a transdermal GFR (tGFR) by proprietary algorithms. In a phase 2 investigational study, mGFR deduced from Lumitrace matched that of mGFR deduced from iohexol over a range of GFR values. See the peer reviewed article published in the October 2024 issue of Kidney International by Dorshow et al.

About the MediBeacon® TGFR™ System The MediBeacon® TGFR™ System is comprised of the TGFR™ Monitor, TGFR™ Reusable Sensor, TGFR™ Disposable Ring, and Lumitrace® (relmapirazin) injection, which together allow assessment of kidney function by measuring the clearance rate of the fluorescent agent as it leaves the body. The system records Lumitrace fluorescence intensity transdermally as a function of time via a sensor placed on the skin. The TGFR Reusable Sensor records 2.5 fluorescent readings per second and the TGFR Monitor will display the Average GFR reading at the point of care.

FOR IMPORTANT SAFETY INFORMATION FOR THE TGFR SYSTEM (U.S. FDA) see ifu.medibeacon.com.

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally relate to future events, including, but not limited to, statements regarding the anticipated timing and location of the 2026 Prix Galien USA Awards Ceremony and the potential recognition of the MediBeacon® TGFR™ System as the Prix Galien USA Best Medical Technology award recipient. You are cautioned that such statements are not guarantees of future performance and that INNOVATE’s actual results may differ materially from those set forth in the forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause INNOVATE’s actual expectations to differ materially from these forward-looking statements include the fact that a nomination for a Prix Galien USA award does not guarantee that the MediBeacon® TGFR™ System will receive the award, risks associated with managing growth related to increased operational size, the misuse by customers, physicians and technicians of MediBeacon’s products, and the ability of MediBeacon to effectively protect its intellectual property and the impact of a failure to do so and the other factors under the heading “Risk Factors” set forth in INNOVATE’s Annual Report on Form 10-K, as supplemented by INNOVATE’s quarterly reports on Form 10-Q, and in INNOVATE's Prospectus Supplement dated August 10, 2026. Such filings are available on our website or at www.sec.gov. You should not place undue reliance on these forward-looking statements, which are made only as of the date of this press release. INNOVATE undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws.

Investor Contact:
Solebury Strategic Communications Anthony Rozmus
(212) 235-2691
Email: ir@innovatecorp.com